EXHIBIT 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware
Butler Animal Health Holding Company, LLC1	Delaware
W.A. Butler Company2	Delaware
Camlog Holding AG3	Switzerland
Henry Schein Canada, Inc.4	Ontario, Canada
Henry Schein Holding GmbH5	Germany
Henry Schein Europe, Inc.6	Delaware
Henry Schein Practice Solutions Inc.	Utah

1	Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.

2	W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.

3	Camlog Holding AG is the parent, holding company of six consolidated wholly-owned subsidiaries, all of which operate in the dental implant industry outside the United States.

4	Henry Schein Canada, Inc. owns a majority interest in Camlog Holding AG.

5	Henry Schein Holding GmbH is the parent, holding company of 23 consolidated wholly-owned subsidiaries, all of which operate in the health care distribution industry outside the United States.

6	Henry Schein Europe, Inc. is the parent, holding company of Henry Schein Holding GmbH.